                          PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (including the Exhibits hereto, this "Agreement"), dated as of April 2, 1997, by and between Jordan Industries, Inc., an Illinois corporation ("JI"), and the undersigned holder of JI's 11 3/4% Senior Subordinated Discount Debentures due 2005 (the "Holder").


                             W I T N E S S E T H :
                             - - - - - - - - - -

         WHEREAS, the Holder owns the aggregate principal amount set forth on
Schedule 1 hereto (the "Holders Interest") of JI's 11 3/4% Senior Subordinated Discount Debentures due 2005 (the "Old Debentures") issued pursuant to the Indenture (the "Old Indenture"), dated as of July 15, 1993, between JI and First Trust National Association, as Trustee;

         WHEREAS, JI desires to amend the Old Indenture and hereby solicits Holder's consent (the "Consent Solicitation") to certain amendments to the Old Indenture substantially in the form set forth on Exhibit A hereto (the "Proposed Amendments"); and

         WHEREAS, Holder desires to sell to JI all of Holder's right, title and interest in, to and under the Old Debentures, in exchange for (i) the issuance of JI's 11 3/4% Series A Senior Subordinated Discount Debentures due 2009 (the "Series A Debentures") to be issued in accordance with Section 1 herein and pursuant to an Indenture, dated as of April 2, 1997, between JI and First Trust National Association, as Trustee in the form of Exhibit C (the "New Indenture"), and (ii) sufficient consents pursuant to the Consent Solicitation in order to authorize the Proposed Amendments to the Old Indenture in the form of the Proposed Amendments. Such exchange made hereby and effected in accordance with this Agreement is sometimes referred to herein as the "Purchase and Sale."

         NOW, THEREFORE, the parties hereto agree as follows:

         1. TERMS OF PURCHASE AND SALE. (a) The Series A Debentures have been offered and will be sold to the Holder pursuant to a private placement in exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act").

         (b) Effective at the Closing (as defined below), the Holder will sell the aggregate principal amount of Old Debentures set forth on Schedule 1 hereto in exchange for the aggregate principal amount of New Debentures (having the original issue discount) set forth on Schedule 1 hereto. Upon such exchange, Holder hereby sells, transfers, assigns and conveys unto JI, its successors and assigns, and JI shall receive and accept all right, title and interest of Holder in, to, under and in respect of the Old Debentures.

         (c) The New Debentures being issued pursuant to Section 1(b) above pursuant to the Purchase and Sale are being issued to refinance the Old Debentures for the New Debentures and constitute "Refinancing Indebtedness" as defined in the Old Indenture relating to the Old Debentures.

         (d) Holder (including subsequent transferees of the Series A Debentures) will have the registration rights set forth in the Registration Rights Agreement, dated as of April 2, 1997, by and among JI, Holder and other holders of Old Debentures (the "Registration Rights Agreement") for so long as such Series A Debentures constitute "Transfer Restricted Securities" (as defined in the Registration Rights Agreement). Pursuant to the Registration Rights Agreement, JI will agree to file with the Securities and Exchange Commission (the "Commission") under the circumstances set forth therein, (i) a registration statement under the Act (the "Exchange Offer Registration Statement") relating to (A) JI's 11 3/4% Series B Senior Subordinated Discount Debentures due 2009 (the "Series B Debentures" and, together with the Series A Debentures, the "New Debentures") to be offered in exchange for the Series A Debentures (such offer to exchange being referred to as the "Registered Exchange Offer") and/or (ii) a shelf registration statement pursuant to Rule 415 under the Act (the "Shelf Registration Statement" and together with the Exchange Offer Registration Statement, the "Registration Statements") relating to the resale by certain holders of the Series A Debentures, and to use their best efforts to cause such Registration Statements to be declared effective.

         2. CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall occur on April 2, 1997, at the offices of Mayer, Brown & Platt, 1675 Broadway, New York, New York 10019, and the following shall occur at the Closing:

         (a) Holder shall irrevocably instruct the participant in The Depository Trust Company ("D.T.C.") System that holds the Old Debentures on behalf of Holder to deliver "free" the Old Debentures to JI via the D.T.C. account specified by JI on Exhibit C at least three business days prior to Closing and shall take such action as is reasonably necessary to cause such delivery to occur on the date of Closing.

         (b) JI shall deliver to the Holder the Series A Debentures as set forth in Schedule 1 hereto duly registered in the name of Cede & Co., as nominee of D.T.C. and authenticated by the trustee under the New Indenture, with the legend in the form set forth on the form of Series A Debenture set forth in New Indenture.

         The closing of the transactions contemplated hereby shall be expressly conditioned upon the satisfaction of the Supplemental Indenture Conditions, the Minimum Purchase and Sale Conditions and the General Conditions (as each such term is defined in Section 6). JI covenants that, prior to the Closing Date, JI shall not amend the Old Indenture (including pursuant to the supplemental indenture effecting the Proposed Amendments in substantially the form of Exhibit A hereto (the "Supplemental Indenture")) without the written consent of the Holder unless immediately thereafter it consummates the transactions contemplated hereby.

         The obligations of each party to close pursuant to this Section 2 shall also be conditioned upon the respective representations and warranties by each such party herein being true and correct in all material respects as of the Closing and such representations and warranties shall be deemed to be restated and remade as of the date of Closing.

         3. REPRESENTATIONS AND WARRANTIES OF JI. JI hereby represents and warrants to Holder, and its successors and assigns, as follows:

         (a) JI has duly authorized the Series A Debentures and, when issued and authenticated in accordance with the terms of the New Indenture and delivered to and paid for by Holder in accordance with the term hereof, the Series A Debentures will be the legally valid and binding obligations of JI, enforceable against JI in accordance with their terms, except as the enforceability thereof may be (i) subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors rights generally and (ii) limited by general principles of equity (whether considered in a proceeding at law or in equity).

         (b) JI is duly organized, validly existing and in good standing under the laws of Delaware with all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Supplemental Indenture, the New Indenture, and the Registration Rights Agreement and to consummate the transactions contemplated herein and therein.

         (c) JI has duly authorized the Series B Debentures and, when issued and authenticated in accordance with the terms of the Registered Exchange Offer and the New Indenture, the Series B Debentures will conform to the description thereof in the applicable Registration Statement, and will be the legally valid and binding obligations of JI, enforceable against JI in accordance with their terms, except as the enforceability thereof may be (i) subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors rights generally and (ii) limited by general principles of equity (whether considered in a proceeding at law or in equity).

         (d) The execution, delivery and performance of this Agreement and all other instruments and documents to be executed and delivered by JI in connection herewith (including the Supplemental Indenture, the New Indenture and the Registration Rights Agreement) have been (or will be prior to the Closing) duly authorized by all necessary corporate proceedings.

         (e) No authorizations, consents or approvals from, or notifications to, or filing with, any court or any governmental agency having jurisdiction over JI are or will be necessary for the valid execution, delivery or performance by JI of this Agreement, except as may be required by the public reporting requirements applicable to the Old Debentures or by the Registration Rights Agreement.

         (f) This Agreement, the Supplemental Indenture, the New Indenture and the Registration Rights Agreement constitute the legal, valid and binding obligation of JI except as may be limited by bankruptcy, reorganization, receivership, insolvency or similar laws affecting the enforcement of creditors' rights generally and limitations on the enforcement of equitable remedies.

         (g) Assuming the accuracy of Holder's representations and warranties, the execution, delivery and performance of this Agreement and all other instruments and documents to be executed and delivered by JI in connection herewith (including the Supplemental Indenture, the New Indenture and the Registration Rights Agreement) and the consummation of the transactions contemplated hereby or thereby by JI are not (and will not be) in conflict with or in contravention or violation of any law (including common law), rule or regulation by which JI is bound or to which it is subject or any material agreement to which it is a party or by which it is bound (including the old Indenture). No proceedings are pending against JI or, to JI's knowledge, without independent investigation, threatened against JI before any court, arbitrator or administrative or governmental body which, in the aggregate, would have a material adverse effect on Holder's rights and remedies hereunder.

         4. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF HOLDER. Holder hereby represents and warrants to JI, as of the date hereof, as follows:

         (a) Holder is, and at all times prior to the Closing will be, the sole beneficial owner and Holder's nominee is, and at all times prior to the Closing will be, the sole legal and record owner, of the Holder's Interest free and clear of all liens.

         (b) Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated herein.

         (c) The execution, delivery and performance of this Agreement and all other instruments and documents to be executed and delivered by Holder in connection herewith, including its consent to the Proposed Amendments (the "Consent") contained herein and the Registration Rights Agreement, have been (or will be) duly authorized by all necessary proceedings.

         (d) No authorizations, consents or approvals from, or notifications to, or filing with, any court or any governmental agency having jurisdiction over Holder or any other person or entity are or will be necessary for the valid execution, delivery or performance by Holder of this Agreement or the agreements contemplated hereby.

         (e) This Agreement, the Consent and the Registration Rights Agreement constitutes the legal, valid and binding obligation of Holder except as may be limited by bankruptcy, reorganization, receivership, insolvency or similar laws affecting the enforcement of creditors' rights generally and limitations on the enforcement of equitable remedies.

         (f) The execution, delivery and performance of this Agreement, the Consent and the Registration Rights Agreement and all other instruments and documents to be executed and delivered by Holder in connection herewith and therewith and the consummation of the transactions contemplated hereby or thereby by Holder are not (and will not be) in conflict with or in contravention or violation of any law (including common law), rule or regulation by which the Holder is bound or to which it is subject or any material agreement to which it is a party or by which it is bound. No proceedings are pending against Holder or, to Holder's knowledge, without independent investigation, threatened against Holder before any court, arbitrator or administrative or governmental body which, in the aggregate, would have a material adverse effect on the Holder's Interest or JI's rights and remedies hereunder or in respect of the Holder's Interest.

         (g) Holder understands that the Series A Debentures have not been registered under the Act, or any state securities laws, and may not be sold, transferred or otherwise disposed of by Holder without such registration or an exemption therefrom (including pursuant to Rule 144A to another qualified institutional buyer within the meaning of Rule 144A of the Securities Act). Holder is a "qualified institutional buyer" within the meaning of Rule 144A of the Act or an institutional accredited investor, as defined in Rule 501(a)(1),
(2), (3) and (7) under the Act, in either case with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Series A Debentures.

         (h) Holder (i) is not acquiring the Series A Debentures with a view to any distribution thereof or with any present intention of offering or selling any of the Series A Debentures in a transaction that would violate the Act or the securities laws of any State of the United States or any other applicable jurisdiction, and (ii) has not solicited and, unless and until the Series A Debentures are registered under the Act, will not solicit any offer to buy or offer to sell the Series A Debentures by means of any form of general solicitation or general advertising (as such terms are defined in Regulation D under the Act) or in any manner involving a public offering within the meaning of the Act.

         (i) Holder acknowledges that JI has material, non-public information regarding the condition (financial and otherwise), results of operations, businesses, properties, plans (including, without limitation, proposed acquisitions, divestitures, financings, refinancings (including with regard to the Purchase and Sale), and recapitalizations), and prospects of JI (collectively, "Information") and that such Information might be material to Holder's decision to participate in the Purchase and Sale of the Old Debentures for the Series A Debentures, consent to the Proposed Amendments, become party to this Agreement or be otherwise materially adverse to the Holder's interests. Holder acknowledges that Holder has been offered the Information as well as the opportunity to discuss the Company and its affairs and the Purchase and Sale with the Company and its officers, representatives and agents, and that Holder has declined such offer and discussions. Accordingly, Holder acknowledges and agrees that JI shall have no obligation to disclose to Holder any of such Information.

         (j) Holder acknowledges that: (1) it has received and reviewed this Agreement, the Registration Rights Agreement, the Old Indenture, the Proposed Amendments and the New Indenture attached hereto; (2) the Company's Report or 10K for the year ended December 31, 1996, and (3) has received or is able to access the Incorporated Documents; and (4) Holder has been afforded the opportunity to make appropriate inquiries of JI in connection with the transactions contemplated by this Agreement.

         (k) Holder has consulted its own legal, financial and tax counsel as it deems appropriate in order to make an informed decision regarding its exchange of the Old Debentures for the Series A Debentures, the issuance of Series A Debentures in connection with the Consent and the transactions contemplated hereby, including the tax consequences of the exchanges and an investment in the Series A Debentures and its "original issue discounts" in respect of the Old Debentures and the New Debentures.

         (l) Holder is a sophisticated seller and investor with respect to the Holder's Interest and has adequate information concerning the business and financial condition of JI to make an informed decision regarding the exchange of the Holder's Interest for the New Debentures pursuant to this Agreement and has independently and without reliance upon Holder and based on such information as Holder has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that Holder has relied upon the representations and warranties of the Company contained in this Agreement.

         (m) Holder represents that it has adequate information concerning the business and financial condition of JI to make an informed decision regarding the purchase of the Series A Debentures and has independently and without reliance upon JI or Jefferies & Company, Inc. made its own analysis and decision to sell the Old Debentures in exchange for the Series A Debentures. Holder hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action it has or may have against JI and Jefferies and their respective affiliates, controlling persons, officers, directors, employees, representatives and agents, based upon, relating to or arising out of the nondisclosure of any Information.

         (n) Holder has not acquired the Series A Debentures on behalf, or at the request, of JI or any of its affiliates. Holder has not engaged or employed any broker or finder in connection with the transactions referred to herein. Holder acknowledges and confirms that the sale of the Old Debentures in exchange for the Series A Debentures by Holder was privately negotiated in an independent transaction and not publicly solicited by or on behalf of JI or any of its affiliates.

         (o) Holder acknowledges that it is aware of the so-called insider trading rules, regulations and law which prohibit sales and purchases of securities while in possession of material non-public information and the disclosure of such information to others, and that this Agreement and the transactions contemplated hereby may constitute such information.

         (p) Holder hereby consents, as of March 27, 1997, to the Proposed Amendments to the Old Indenture and agrees to cause its nominee to execute and deliver its consent to the Proposed

Amendments in the form attached hereto as Exhibit D while still holder of the Old Debentures and prior to the Purchase and Sale.

         5. COSTS AND EXPENSES. JI and Holder shall each be responsible for their own costs and expenses in connection with the preparation, negotiation and execution of this Agreement. Jefferies has acted as agent for JI in connection with the transactions contemplated hereby and is being paid fees by JI.

         6. DEFINITIONS.


         "General Conditions" means the satisfaction of the following:

              (i) there shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Purchase and Exchange Offer or the Consent Solicitation that is, or is reasonably likely to be, in the sole judgment of JI, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of JI;

              (ii) there shall have occurred any material adverse development, in the sole judgment of JI, with respect to any action or proceeding concerning JI existing on the date hereof;

              (iii) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the sole judgment of JI, would or might prohibit, prevent, restrict or delay consummation of either of the Purchase and Sale or the Consent Solicitation or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of JI;

              (iv) there shall have occurred or be likely to occur any event affecting the business or financial affairs of JI that, in the sole judgment of JI, would or might prohibit, prevent, restrict or delay consummation of the Purchase and Sale or the Consent Solicitation or that will, or is reasonably likely to, materially impair the contemplated benefits to JI of the Purchase and Sale and the Consent Solicitation; or

              (v) the trustee under the New Indenture or the Holders shall have objected in any respect to, or taken any action that could, in the sole judgment of JI, adversely affect the consummation of, the Purchase and Sale or the Consent Solicitation or JI's ability to cause the Proposed Amendments to be effected, or shall have taken any action that challenges the validity or effectiveness of the procedures used by JI in soliciting the consents to the Proposed Amendments or in the making of the Purchase and Sale Offer or the Consent

         Solicitation or the acceptance of, or payment for, any of the Old Debentures or any of the consents by JI.

         "Incorporated Documents" means the following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934 ("Exchange Act") and the Act:

         (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

         (iii) Registration Statement on Form S-2 dated July 14, 1993, and Prospectus, dated July 16, 1993 relating to the Old Debentures.

         "Purchase and Sale Condition" means their being validly exchanged not less than $67,868,395 in aggregate principal amount of the outstanding Old Debentures on or prior to the Closing.

         "Supplemental Indenture Condition" means execution and delivery of the Supplemental Indenture as of April 2, 1997, providing for the Proposed Amendments following receipt of consents to the Proposed Amendments delivered by the execution of this Agreement by Holders of not less than $67,868,395 in aggregate principal amount of the Old Debentures.

         7. ENTIRE AGREEMENT; AMENDMENTS. This Agreement, together with the Exhibits hereto, sets forth the entire agreement between Holder and JI relating to the transactions contemplated hereby, supersedes all prior communications and understandings of any nature and may not be supplemented, altered or waived other than in a writing signed by the parties.

         8. NOTICES. Each notice or other communication hereunder shall be in writing, shall be sent by mail, postage prepaid, messenger, telecopy or overnight courier, shall be deemed given when delivered to the designated address or telecopy set forth in Annex I, and in the case of delivery by mail, five (5) days after deposit in the U.S. Mail (or such other address as Holders or JI may designate from time to time to the other party hereto).

         9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements of the parties contained herein shall survive the consummation of the transactions contemplated in this Agreement.

         10. FURTHER ASSURANCES. Each party shall execute and deliver all further documents or instruments reasonably requested by the other party in order to effect the intent of this Agreement and obtain the full benefit of this Agreement.

         11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding on, and inure to the benefit of, the parties hereto and their successors and assigns; provided, that this Agreement shall not be assigned by either party hereto without the prior written consent of the other.

         12. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICTS OF LAW PRINCIPLES.

         13. SEVERABILITY. If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

         14. COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         15. SECTION HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any purpose.

         16. LIMITATIONS ON LIABILITY. The parties hereto acknowledge and agree that in no event shall any of the partners, officers, directors, shareholders, members, affiliates, employees, agents or investment managers (collectively, "Representatives") of any party hereto have any obligation or liability to the other or any other person for any action taken or omitted by or on behalf of any party hereto or in connection herewith (such obligation and liability begin the sole responsibility of such party hereunder). The parties hereto further acknowledge and agree that all obligations and liabilities of the parties to this Agreement or in connection herewith are enforceable solely against such party and its assets and not against the assets of any other party or any Representatives of any party.

         17. NO RELATIONSHIP. Nothing contained herein shall establish any fiduciary, partnership, joint venture or similar relationship between the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            JORDAN INDUSTRIES, INC.



                                            By:
                                               ---------------------------

                                            HOLDER:

                                            ------------------------------
                                            [print name]

                                            By:
                                               ---------------------------
                                               Name:
                                               Title:

                                                                Schedule 1
                                                          (as of April 2, 1997)


Name of Holder: _____________________
Print Name: _________________________


Principal Amount of Old Debentures being sold:                      $________
Accreted Value of Old Debentures being sold:                        $________
Principal Amount of New Debentures:                                 $________
Accreted Value of New Debentures:                                   $________